UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): January 28, 2010
                                                         ----------------

                       PROVIDENT FINANCIAL SERVICES, INC.
                       ----------------------------------
             (Exact Name of Registrant as Specified in its Charter)

    Delaware                        001-31566                 42-1547151
------------------------------     -----------              -----------------
(State or Other Jurisdiction)     (Commission File No.)    (I.R.S. Employer
   of Incorporation)                                        Identification No.)


830 Bergen Avenue, Jersey City, New Jersey                      07306-4599
------------------------------------------                      ----------
(Address of Principal Executive Offices)                       (Zip Code)

Registrant's telephone number, including area code:  (201) 333-1000
                                                     --------------

                                 Not Applicable
                                 --------------
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications  pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
          ---------------------------------------------------------------------

          (d) Election of Director. On January 28, 2010, the Board of Directors (the "Board") of Provident Financial Services, Inc. (the "Company"), pursuant to the Bylaws of the Company, increased the size of the Board from fourteen to fifteen and appointed Thomas B. Hogan, Jr. to the Board. Mr. Hogan has also been appointed to the Board of Directors of The Provident Bank, the Company's wholly owned subsidiary. The Company issued a news release on February 3, 2010 to announce the appointment of Mr. Hogan to the Board. The full text of the news release is attached as an Exhibit to this Current Report on Form 8-K. There have been no transactions between the Company (or The Provident Bank) and Mr. Hogan of a nature reportable pursuant to Section 404(a) of SEC Regulation S-K.

          (e) 2010 Cash Incentive Compensation Plan. On January 28, 2010, the Company's Board, on the recommendation of its Compensation Committee, approved an annual performance-based incentive plan for the payment of incentive cash compensation to certain officers and employees of The Provident Bank, the Company's wholly owned savings bank subsidiary (the "Plan"), including senior executive officers. The Plan provides for cash incentive payments based primarily on the Company's 2010 financial performance compared with certain targets (the "Corporate Targets"). Incentive Payments based on the Company's 2010 financial performance may be made if the Company meets or exceeds 95% of any of the Corporate Targets ("Threshold").

     For senior executive officers (including the President and Chief Executive Officer and the Chief Financial Officer), 100% of the incentive payment that may be made under the Plan will be based on the Company's 2010 performance using the following Corporate Targets that relate to the Company's business plan and strategic objectives: (i) net income (weighted 20%); (ii) efficiency ratio (weighted 10%); (iii) net interest margin (weighted 5%); (iv) core deposits as a percentage of total deposits (weighted 10%); (v) total loans, net of the provision for loan losses (weighted 10%); (vi) non-performing assets as a percentage of average assets compared to peers (weighted 10%); (vii) services per household (weighted 5%); (viii) return on average assets (weighted 10%);
(ix) Tier 1 risk-based capital (weighted 5%); (x) EPS growth compared to peer group median (weighted 10%); and (xi) evaluation of audit and compliance issues (weighted 5%).

     For other officers and employees eligible to participate in the Plan, a portion of the incentive payment that may be made under the Plan will be based on the Company's 2010 performance using the following Corporate Targets: (i) earnings per share (weighted 50%); (ii) efficiency ratio (weighted 25%); and
(iii) return on average assets (weighted 25%). A portion of the incentive payment will also be based on individual performance against personal goals and objectives, and may be paid whether or not Corporate Targets have been met.

     Incentive payments will be a percentage of the employee's base salary. Using estimated 2010 base salary levels and the current number of employees that could participate in the Plan (320 persons), the total cash incentive payments that may be made for 2010 would range from approximately $1.5 million at the Threshold level up to $6.0 million at the Maximum level.

Item 9.01.  Financial Statements and Exhibits
            ---------------------------------

          (a) Financial Statements of Business Acquired. Not applicable.

          (b) Pro Forma Financial Information. Not applicable.

          (c) Shell Company Transactions. Not applicable.

          (d) Exhibits.

          Exhibit No.               Description
          -----------               -----------

           99.1                     News release dated February 3, 2010





                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                       PROVIDENT FINANCIAL SERVICES, INC.



DATE:  February 3, 2010                By: /s/ Christopher Martin
                                           --------------------------------
                                           Christopher Martin
                                           President and Chief Executive Officer







                                  EXHIBIT INDEX


        Exhibit                  Description
        -------                  -----------

          99.1                   News release dated February 3, 2010.






























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